Exhibit 10.8

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of May 25, 2005 (the “Execution Date”), by and between Microtune (Texas), L.P., a Texas limited partnership (“Microtune L.P.” or “Buyer”), Microtune, Inc., a Delaware corporation (“Microtune”), Three-Five Systems Pacific, Inc., a corporation duly organized under the laws of the Republic of the Philippines (“TFS”), and Three-Five Systems, Inc., a Delaware corporation (“Seller” and, together with TFS, the “TFS Entities”). TFS, Seller, Buyer and Microtune are each sometimes referred to herein as a “Party” and together as the “Parties.”

BACKGROUND

WHEREAS, TFS, Microtune L.P. and NSF RF-Technologies (Phils.), Inc., a corporation duly organized under the laws of the Republic of the Philippines (“NSF”), entered into that certain Asset Purchase Agreement dated as of March 27, 2003 (the “2003 Purchase Agreement”), whereby, among other things, TFS (i) subleased from NSF certain real property located at the Granville Industrial Complex, Carmona, Cavite, Republic of the Philippines (the “Premises”), and (ii) purchased from Microtune L.P. and NSF certain equipment, inventory, raw materials, and other personal property in connection with operating a manufacturing facility on the Premises (the “Facility”);

WHEREAS, in connection with the execution of the 2003 Purchase Agreement, Seller and Microtune entered into that certain TFS Manufacturing Agreement dated as of March 27, 2003 (the “TFS Manufacturing Agreement” and, together with the 2003 Purchase Agreement, the “2003 Transactions”), whereby Microtune agreed to purchase certain electronic assemblies from Seller;

WHEREAS, in connection with and as a condition to the execution of this Agreement, Seller is entering into that certain Memorandum of Agreement dated as of the date hereof with Ionics EMS, Inc., a Philippine corporation (“Ionics”) (the “TFS/Ionics Purchase Agreement”), whereby Seller is selling, assigning, transferring and conveying to Ionics certain equipment, certain land rights and building structures located thereon;

WHEREAS, in connection with and as a condition to the consummation of the transactions contemplated by this Agreement, the Parties are entering into that certain Termination and Mutual Release dated as of the Closing Date in the form attached hereto as Exhibit A (the “Termination and Mutual Release”), whereby the Parties will terminate the TFS Manufacturing Agreement and release each other from any Liabilities, Obligations or Claims (as defined in the Termination and Mutual Release), including, but not limited to, any Liabilities, Obligations or Claims arising in connection with the TFS Manufacturing Agreement, the 2003 Purchase Agreement and all other agreements and understandings related to the 2003 Transactions, and any Liabilities, Obligations or Claims arising in connection with any other transactions between the Parties, except to the extent such Liabilities, Obligations or Claims are specifically contemplated by, or arise in connection with, this Agreement;

WHEREAS, in connection with and as a condition to the consummation of the transactions contemplated by this Agreement and the TFS/Ionics Purchase Agreement and the termination of the TFS Manufacturing Agreement, Buyer and Ionics are entering into that certain Manufacturing Agreement dated as of the date hereof (the “Ionics Manufacturing Agreement”), whereby Microtune L.P. is agreeing to purchase certain electronic assemblies from Ionics; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain inventory, raw materials, work in process and finished goods on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Sale and Purchase of Assets.

(a) Assets. On and as of the Closing Date (as defined below), subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Assets, being more particularly described as (a) all of the inventory, raw materials, work in process and finished goods pursuant to Buyer purchase orders as set forth on Schedule 1 hereto, such schedule to be supplied prior to or on the Closing Date (the “Inventory”), and (b) all books, records, manuals, files, data and papers, whether in hard copy, computer format or otherwise, used or held for use by Seller or any of its affiliates or subsidiaries directly connected to the Assets (the “Books and Records” and, together with the Inventory, the “Assets”). “Books and Records” shall in no event include the MRP system or data contained therein, the general ledgers, financial statements, or other books and records related to the operations of Seller as opposed to those specific documents which are directly connected with the Assets. All of Seller’s right, title and interest in and to inventory purchases made by Seller at or prior to the Closing Date pursuant to Buyer purchase orders, which are still in transit on the Closing Date or are scheduled to ship within five (5) business days after the Closing Date (“Transit Inventory”), shall be purchased by Buyer and included in Schedule 1 to the extent documentation reasonably acceptable to Buyer is presented as of the Closing Date evidencing that such Transit Inventory has actually been shipped or is scheduled to be shipped within five (5) business days after the Closing Date in the ordinary course of business. That portion of the TFS Payables (as defined below), which is created by the purchase by Seller of Transit Inventory shall be paid by Buyer as provided in Section 13 hereof.

(b) Bill of Sale. On the Closing Date Seller shall evidence the transfer of ownership of the Assets to Buyer by delivering to Buyer a Bill of Sale (the “Bill of Sale”), in substantially the form attached hereto as Exhibit B.

2. Possession of the Assets. Subject to the terms and conditions of this Agreement, the TFS Entities shall transfer possession of the Assets to Buyer on the Closing Date.

3. Asset Transaction. Buyer shall not assume any liabilities or obligations of the TFS Entities, except for obligations arising after the Closing Date pursuant to the terms of this Agreement.

4. Taxes and Assessments. All taxes and assessments levied against the Inventory (“Taxes”) for all tax years prior to the Closing Date shall be paid in full by Seller or TFS, as applicable, on or before the Closing Date. All Taxes levied for the tax year in which the Closing Date occurs shall be prorated between Seller or TFS, as applicable, and Buyer as of the Closing Date based on the number of calendar days in the tax year in which the Closing Date occurs and the most recently available tax and assessment statements. Buyer shall pay all Taxes levied for the tax year after the Closing Date and thereafter.

5. Purchase Price.

(a) Assets. In consideration of the sale of the Assets, Buyer shall pay Seller the Purchase Price (as defined below).

(b) Payments Due to Seller. Except as otherwise provided in this Agreement, all payments due to Seller pursuant to this Agreement shall be made on the Closing Date by wire transfer of immediately available funds according to instructions provided to Buyer by Seller.

(c) Calculation of Purchase Price. The “Purchase Price” shall be the amount calculated as follows:

(i) Seller or TFS, as applicable, shall provide to Buyer all reasonable information regarding the Inventory, access to Seller’s vendors and access to the Inventory prior to the Closing Date.

(ii) A physical count (the “Inventory Count”) of the Inventory designated for inventory pursuant to Section 1(a) above shall be made by Buyer and Seller on or before the Closing Date. Buyer and Seller shall attempt in good faith to resolve any disputes respecting quantity or pricing which may arise during the Inventory Count.

(iii) For purposes of conducting the Inventory Count, the portion of the Purchase Price attributable to (1) “work in process” shall be based on the prorated cost of functional “work in process” relative to the status of the “work in process” in the production line and for which Seller has received existing purchase orders from Buyer; (2) raw materials shall be based on the actual cost paid by Seller for such raw materials, including freight and other costs paid at the request of Buyer and supported by existing purchase orders from Buyer; and (3) the finished goods shall be based solely on those finished goods for which Seller has received existing purchase orders from Buyer. Notwithstanding anything to the contrary contained herein, any item of Inventory that (1) has a date code greater than nine (9) months prior to the Closing Date, (2) is not included in its original packaging materials, (3) is damaged or otherwise fails to meet the requisite quality standards and specifications, or (4) was purchased directly from an unauthorized supplier thereof shall be considered obsolete inventory (collectively, “Obsolete Inventory”). The value of such Obsolete Inventory shall be determined by the Parties, negotiating in good faith, and the Purchase Price shall be adjusted accordingly. If the parties are unable to agree on the value of the Obsolete Inventory, it shall remain the property of Seller and shall not be Inventory included in Schedule 1.

6. RMA, Contingent Liabilities, Vendor Managed Inventory (“VMI”), Consigned Equipment and Termination and Mutual Release, and Seller Payables to Buyer.

(a) The Parties agree that Buyer shall reduce the Microtune Payables pursuant to Section 13 hereof by Twenty-Five Thousand Dollars (US $25,000) to account for the return of any materials to Buyer as a result of a defect in manufacturing or materials (“Returned Materials Allowance”).

(b) As part of the Inventory Count, the Parties agree to conduct a physical count of the Vendor Managed Inventory (“VMI”). The Parties further agree that to the extent the VMI on the last day of the month prior to the Closing Date is less than the VMI as of the last agreed upon reconciliation the difference shall be deducted from the Microtune Payables pursuant to Section 13 hereof.

(c) Subject to the terms and conditions of this Agreement, Seller shall deliver to Buyer on the Closing Date any equipment in the TFS Entities’ possession consigned by Buyer in connection with the TFS Manufacturing Agreement (“Consigned Equipment”), and the Microtune Payables shall be reduced pursuant to Section 13 hereof by Fifty Thousand Dollars (US $50,000) to compensate for any deficiency in calibration of the Consigned Equipment.

(d) The Parties agree that Buyer shall reduce the Microtune Payables pursuant to Section 13 hereof by Two Hundred Thousand Dollars (US $200,000) in exchange for Buyer’s and Microtune’s release of Seller and TFS as provided in Exhibit A.

(e) The Parties agree that Buyer shall reduce the Microtune Payables pursuant to Section 13 hereof by the amount of any trade receivables of Buyer due from Seller on the Closing date.

7. Risk of Loss; Casualty Loss or Damage.

(a) Risk of loss of each of the Assets shall be borne by Seller until the Closing Date, and shall transfer to Buyer upon the closing of the transactions described in or contemplated by this Agreement.

(b) In the event of any casualty loss or damage to any of the Assets between the date of this Agreement and the Closing Date, the Purchase Price shall be reduced by the portion of the Purchase Price allocated for such assets. In such event, all insurance proceeds received in connection with such casualty loss or damage shall be for the sole account of Seller, and Buyer shall have no claim whatsoever to the same.

8. Closing Date; Deliveries. Subject to the terms and conditions of this Agreement, on June 1, 2005, or such later date as the Parties may mutually agree (the “Closing Date”):

(a) Buyer and Microtune Deliveries to the TFS Entities. Buyer and Microtune shall deliver or cause to be delivered to the TFS Entities the following instruments:

(i)	The Purchase Price in cash to an account specified by Seller;

(ii)	One duly executed counterpart of the Termination and Mutual Release in the form attached hereto as Exhibit A;

(iii)	All necessary certificates, consents and approvals required by any governmental authority for the consummation of the transactions contemplated by this Agreement;

(iv)	Such proof with respect to (A) Buyer’s existence and good standing, (B) Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated by this Agreement and (C) the power and authority of the natural person(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by the TFS Entities; and

(v)	Such other documents as may be reasonably required by the TFS Entities to implement the transactions contemplated by this Agreement.

(b) TFS Entities Deliveries to Buyer and Microtune. The TFS Entities shall deliver or cause to be delivered to Buyer and Microtune the following instruments:

(i)	One duly executed Bill of Sale substantially in the form attached hereto as Exhibit B;

(ii)	One duly executed counterpart of the Termination and Mutual Release in the form attached hereto as Exhibit A;

(iii)	All necessary certificates, consents and approvals required by any governmental authority for the consummation of the transactions contemplated by this Agreement;

(iv)	All necessary consents and approvals required by any third party to transfer to Ionics the Supplier Purchase Orders (as defined below);

(v)	Such proof with respect to (A) Seller’s existence and good standing, (B) Seller’s authority and authorization to enter into this Agreement and the transactions contemplated by this Agreement and (C) the power and authority of the natural person(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Buyer and Microtune; and

(vi)	Such other documents as may be reasonably required by Buyer and Microtune to implement the transactions contemplated by this Agreement.

9. Buyer’s and Microtune’s Conditions Precedent. Neither Buyer nor Microtune shall be obligated to consummate the transactions contemplated by this Agreement unless each of the following conditions are satisfied as of the Closing Date:

(a) All of the TFS Entities’ representations and warranties set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date, and the TFS Entities shall have performed each covenant and obligation of the TFS Entities to be performed hereunder on or before the Closing Date;

(b) There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court or any foreign court of competent jurisdiction or any governmental authority that has jurisdiction over the enforcement of any applicable laws making illegal or prohibiting the consummation of the transactions contemplated by this Agreement;

(c) No action, suit, or proceeding shall be pending before any court or quasi-judicial court or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) legally prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

(d) The TFS Entities shall have obtained all necessary certificates, consents and approvals required by any governmental authority for the consummation of the transactions contemplated by this Agreement;

(e) The TFS Entities shall have obtained all necessary third-party consents and approvals required for the transfer to Ionics of the Supplier Purchase Orders;

(f) The TFS Entities shall have delivered, performed, observed and complied in all material respects with all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by the TFS Entities on or before the Closing Date;

(g) There shall not have occurred since the Execution Date any material adverse change in the condition of the Assets;

(h) Seller shall have complied in all respects with the Bulk Sales Law of the Republic of the Philippines (Act No. 3952 (1932)), provided such compliance shall be in a manner reasonably acceptable to Buyer and Microtune;

(i) The TFS Entities shall have contemporaneously entered into the Termination and Mutual Release;

(j) Seller and Ionics shall have entered into the TFS/Ionics Purchase Agreement; and

(k) Ionics shall have entered into the Ionics Manufacturing Agreement.

10. The TFS Entities’ Conditions Precedent. Neither Seller nor TFS shall be obligated to consummate the transactions contemplated by this Agreement unless each of the following conditions are satisfied as of the Closing Date:

(a) All of Buyer’s and Microtune’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date, and Buyer and Microtune shall have performed each covenant and obligation of Buyer and Microtune to be performed hereunder on or before the Closing Date;

(b) There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court or any foreign court of competent jurisdiction or any governmental authority that has jurisdiction over the enforcement of any applicable laws making illegal or prohibiting the consummation of the transactions contemplated by this Agreement;

(c) No action, suit, or proceeding shall be pending before any court or quasi-judicial court or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) legally prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

(d) Buyer and Microtune shall have delivered, performed, observed and complied in all material respects with all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by Buyer and Microtune on or before the Closing Date;

(e) The Purchase Price shall be not less than $1,200,000.

(f) Buyer and Microtune shall have contemporaneously entered into the Termination and Mutual Release; and

(g) Ionics shall have contemporaneously entered into the TFS/Ionics Purchase Agreement.

11. TFS Entities’ Representations and Warranties. TFS and Seller, jointly and severally, represent and warrant to Buyer and Microtune that:

(a) TFS is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Philippines;

(b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own the Assets;

(c) The execution, delivery and performance of this Agreement by the TFS Entities and the consummation of the transactions contemplated hereby have been duly authorized and approved by the boards of directors of each of the TFS Entities, and no other corporate, partnership, trust or other entity action on the part of the TFS Entities is necessary to authorize the execution, delivery and performance of this Agreement by the TFS Entities and the consummation of the transactions contemplated hereby;

(d) This Agreement has been duly and validly executed and delivered by each of the TFS Entities and (i) is the valid, legal and binding obligation of each of the TFS Entities, enforceable in accordance with the terms hereof, subject to applicable laws affecting creditor’s rights generally, and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity, and (ii) does not conflict with or violate any law applicable to either of the TFS Entities;

(e) Seller owns each of the Assets free and clear of any outstanding payment due thereon, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever to secure or provide for payment of any obligation of any person (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable laws of any jurisdiction) (collectively, the “Liens”);

(f) To the knowledge of the TFS Entities, the use of the Assets does not infringe upon or misappropriate the rights of any third party;

(g) Neither of the TFS Entities nor any of their respective officers, directors, shareholders or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the Assets, other than in the ordinary course of business;

(h) All Inventory is located at the Facility and, except for the Obsolete Inventory, is merchantable or suitable and useable for production or completion of merchantable products, for sale in Buyer’s ordinary course of business as first quality goods at normal mark-ups. None of the Inventory, other than the Obsolete Inventory, is obsolete, discontinued, returned, damaged, overage, or of below standard quality or merchantability. The Inventory, except for the Obsolete Inventory, is in the original manufacturer’s packaging and functions in accord with the original manufacturer’s data sheets and specifications. This representation and warranty shall expire on the Closing Date;

(i) To the knowledge of the TFS Entities the Consigned Equipment is in good working condition but calibration may not be current. All calibration and maintenance records will be made available to Buyer upon request;

(j) Neither of the TFS Entities nor any of their respective officers, directors, employees, shareholders or affiliates, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby;

(k) Neither Seller’s nor TFS’ performance under this Agreement will result in the breach of, or constitute a default under, any agreement or other instrument to which either of them are a party or by which either of them are bound, except where such breach or default will not have a material adverse effect on either TFS Entity’s business, operations or financial results;

(l) Neither Seller nor TFS has entered into any formal or informal agreement to make payments directly or indirectly to any government official for the purpose of obtaining or retaining business in connection with the Facility;

(m) At the time of Closing, Seller or TFS, as applicable, has (i) filed or has caused to be filed all tax returns that are or were required to be filed with respect the Assets and (ii) paid all Taxes due and payable with respect to the Assets; and

(n) On the Closing Date Seller has performed in all material respects its obligations under the TFS/Ionics Purchase Agreement required to be performed on or before such date.

(o) As of the Execution Date, the TFS Entities have provided for insurance coverage (fire, risk and liability insurance) with respect to the Assets.

12. Buyer’s and Microtune’s Representations and Warranties. Buyer and Microtune, jointly and severally, represent and warrant to Seller and TFS that:

(a) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas;

(b) Microtune is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(c) The execution, delivery and performance of this Agreement by Buyer and Microtune and the consummation of the transactions contemplated hereby have been duly authorized and approved by the general partner of Buyer, and no other corporate, partnership, trust or other entity action on the part of Buyer or Microtune is necessary to authorize the execution, delivery and performance of this Agreement by Buyer or Microtune and the consummation of the transactions contemplated hereby;

(d) This Agreement has been duly and validly executed and delivered by Buyer and Microtune and (i) is the valid, legal and binding obligation of Buyer and Microtune, enforceable in accordance with the terms hereof, subject to applicable laws affecting creditor’s rights generally, and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity, and (ii) does not conflict with or violate any law applicable to Buyer or Microtune;

(e) Neither Buyer’s nor Microtune’s performance under this Agreement will result in the breach of, or constitute a default under, any agreement or other instrument to which either of them is a party or by which either of them is bound, except where such breach or default will not have a material adverse effect on Buyer’s or Microtune’s business, operations or financial results; and

(f) Neither Buyer nor Microtune nor any of their respective officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

13. Additional Covenants of the Parties Regarding the Accounts Payable of Buyer to Seller and the Accounts Payable of Seller to the Suppliers of Inventory. Seller shall pay all trade payables incurred in the ordinary course of business and owed to all suppliers of Inventory (“Suppliers”) as of the Closing Date (“TFS Payables”) no later than the thirtieth (30th) day following the Closing Date, except those TFS Payables where a legitimate good-faith dispute exists. Seller or TFS, as applicable, shall grant Buyer access to the Suppliers for the purpose, among other purposes, of verifying that the TFS Payables have been paid. Seller agrees to extend the payment terms on trade accounts owed by Buyer to Seller as of the Closing Date (“Microtune Payables”) until the thirtieth (30th) day following the Closing Date. On the thirtieth (30th) day following the Closing Date, Buyer shall pay to Seller the Microtune Payables, less (x) the amounts contemplated by Section 6 hereof and (y) the value of any Transit Inventory scheduled to be shipped within five (5) business days of the Closing Date that was not shipped as scheduled; provided, however, that to the extent Buyer has determined that (i) any TFS Payables (with respect to the Inventory purchased by Buyer at Closing) have not been paid (except to the extent of a commercially reasonable good faith dispute), or (ii) Seller has failed to pay any amounts due pursuant to Section 14(g) hereof (collectively, the “Offset Amounts”), Buyer shall have the right, but not the obligation, subject to the notice period identified below, to pay such unpaid amounts and offset, on a dollar for dollar basis, such payments against the Microtune Payables. Prior to paying any Offset Amounts, Buyer shall notify the TFS Entities of such outstanding amounts, and the TFS Entities shall have ten (10) business days to provide evidence of payment of such amounts or notify Buyer that such outstanding amounts are being disputed in commercially reasonable good faith by the TFS Entities. Upon a demonstration by Seller reasonably acceptable to Buyer that all or any portion of the Offset Amounts has been paid by the TFS Entities, Buyer shall pay Seller such withheld amounts within ten (10) business days. Buyer shall not hold any Offset Amounts related to TFS Payables disputed in good faith by the TFS Entities beyond 10 days following demonstration by Seller reasonably acceptable to Buyer that all or any portion of the Offset Amounts are being disputed. Once Buyer pays any Offset Amounts pursuant to this Section 13, Buyer shall have no further obligation to pay a corresponding amount of the Microtune Payables. If Buyer fails to pay the Microtune Payables for any reason other than as provided in this Section 13 on the fortieth (40th) day following the Closing Date, a default interest rate of ten percent (10%) per annum shall accrue until paid.

14. Additional Covenants of Seller. The TFS Entities hereby agree that, from the Execution Date through the Closing Date (and, with respect to subsection (e) (ii) below, for a period of thirty (30) days following the Closing Date:

(a) The TFS Entities shall continue to operate the Facility in substantially the manner conducted prior to the Execution Date.

(b) The TFS Entities shall not enter into any new agreement or contract pertaining to the Assets, except in the ordinary course of business.

(c) The TFS Entities shall pay when due and payable all Taxes.

(d) The TFS Entities shall maintain in full force at all times until TFS either sells or leases the building in which the Assets are located, and promptly pay all premiums and other charges for, such fire, all-risk and liability insurance coverage with respect to the Assets in the amounts provided in such policies as are in effect as of the Execution Date.

(e) The TFS Entities shall give Buyer, Microtune and their attorneys, accountants and other representatives reasonable access to:

(i)	The Assets for the purpose of conducting such inspections and investigations of the Assets or any portion or portions thereof as Buyer deems appropriate;

(ii)	Seller’s and TFS’ vendors;

(iii)	Seller’s and TFS’ employees; and

(iv)	The Books and Records, such access to be in the location(s) where the Books and Records are kept by Seller or TFS, as applicable, in the ordinary course of business.

(f) To the extent assignable, Seller shall assign to Ionics all open purchase orders placed by Seller with its Inventory suppliers (“Supplier Purchase Orders”). Seller shall use commercially reasonable efforts to procure any requisite third-party consents or approvals for transfer to Ionics of the Supplier Purchase Orders.

(g) The TFS Entities shall provide their employees (“Seller Personnel”) thirty (30) days written notice of termination of employment on or after the Execution Date but prior to the Closing Date. Furthermore, the TFS Entities shall compensate Seller Personnel during such thirty (30) day notice period according to the terms and conditions of the respective agreements with each of such employees in existence immediately prior to the execution of this Agreement (the “Notice Period Compensation”). On the Closing Date, the TFS Entities shall remit all requisite retrenchment pay, applicable bonuses and other employee compensation due and payable, if any, to Seller Personnel.

(h) In an effort to mitigate any line-down charges incurred by Buyer, at or prior to the Closing Date, the TFS Entities shall (i) order all materials necessary to manufacture the products specified on Buyer’s purchase orders, (ii) maintain its equipment in good working condition consistent with past practices, and (iii) otherwise perform their obligations under this Agreement so as not to adversely affect Buyer’s ability to provide its customers with a continuous supply of products.

15. Additional Covenant of Buyer. On the Closing Date, Buyer shall reimburse Seller for one-half of the Notice Period Compensation, such reimbursement not to exceed Ten Thousand Dollars (US $10,000).

16. Transfer Taxes. Seller shall pay all transfer, sales or other taxes or assessments due in connection with the sale of the Assets to Buyer.

17. Indemnification. Each Party (the “Indemnifying Party”) shall indemnify and hold the other (the “Indemnified Party”) harmless for, from and against any and all claims, liabilities, loss, expense (including reasonable attorney fees) or damages arising out of (i) the Indemnifying Party’s breach of this Agreement, provided that the Indemnified Party shall, with reasonable promptness, notify the Indemnifying Party of any such claim, demand, or suit and shall fully cooperate in the defense thereof; (ii) any and all fees, costs and expenses incurred by or on behalf of the Indemnified Party in the investigation of or defense against any and all of the foregoing claims, and (iii) the Indemnifying Party’s breach of any of its representations, warranties or covenants made herein; except to the extent caused by the gross negligence or willful or reckless misconduct of the Indemnified Party. The Indemnifying Party shall have the right to designate counsel to defend against such claims and suits; however, at the Indemnified Party’s option, the Indemnified Party shall have the right to participate in the defense with its own counsel at its own expense. In no event shall any such claims or suits affecting the rights of a Party be settled without the prior written consent of that Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Agreement to the contrary, in no event shall the indemnification liability of the Indemnifying Party exceed five hundred thousand dollars ($500,000).

18. Survivability. All representations, warranties and indemnities by any Party to the other shall survive the Closing Date for four (4) weeks. All indemnification obligations under this Agreement shall terminate four (4) weeks after the Closing Date, except for claims for indemnification asserted prior thereto, for which the indemnification obligations under this Agreement shall survive until such claims are resolved. Such representations, warranties and indemnities shall be binding upon and inure to the benefit of the respective Parties hereto and their respective heirs, successors and assigns so long as such representations, warranties and indemnities survive. Nothing in this Section 18 shall affect the obligations of the Parties with respect to covenants and agreements contained in this Agreement that are required or permitted to be performed, in whole or part, after the Closing Date.

19. Further Assurances. The Parties shall each use their commercially reasonable efforts to take all actions necessary, proper or deemed by them advisable, to fulfill promptly their obligations hereunder and to consummate the transactions contemplated by this Agreement. The Parties shall coordinate and cooperate with each other in exchanging such information and supplying such reasonable assistance as may be requested by the other in connection with the foregoing. From time to time after the Closing Date, each Party will, at the expense of the other Party, execute and deliver, or cause to be executed and delivered, such documents to the other Party as the other Party may reasonably request to more effectively or adequately consummate or evidence the transactions contemplated by this Agreement.

20. Integration; Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement, together with the Termination and Mutual Release, supersedes all letters, discussions, agreements in principle, outlines of terms or other oral or written communications between any of the Parties. Except as otherwise provided herein, this Agreement may not be modified, amended or terminated, except by a written agreement signed by each of the Parties.

21. No Third-Party Benefits. This Agreement is made for the sole benefit of the Parties and no other person or entity shall have any rights or remedies under or by reason of this Agreement.

22. Assignment. Neither Party may assign this Agreement or any right or duty hereunder without the express prior written consent of the other; provided, however, that either Party may assign this Agreement without the consent of the other Party to any entity which controls, is controlled by or is under common control with the assigning Party, or to any entity resulting from the merger or consolidation of the assigning Party, or to any person or entity which acquires the assets of the assigning Party and such assignee shall assume in writing and in full, the obligations of the assigning Party under this Agreement. If assigned, the rights and obligations under this Agreement shall accrue to and be binding upon the permitted assigns or successors to this Agreement.

23. Notice.

(a) Any notice required or provided for by the terms of this Agreement shall be in writing, and any notices, reports, and statements provided for hereunder shall be sent by (i) personal delivery, (ii) registered or certified mail, (iii) facsimile transmission, or (iv) commercial overnight delivery service, to the Party to be served therewith at the address set forth below:

If to Buyer:	Microtune (Texas), L.P.
2201 Tenth Street
Plano, Texas 75074
Attn: General Counsel

If to Microtune:	Microtune, Inc.
2201 Tenth Street
Plano, Texas 75074
Attn: General Counsel

With a copy to:	Baker Botts L.L.P.
2001 Ross Avenue, Ste. 700
Dallas, Texas 75201-2980
Attn: Craig N. Adams

If to Seller:	Three-Five Systems Pacific, Inc.
1600 North Desert Drive
Tempe, Arizona 85281
Attn: Chief Financial Officer

If to Parent:	Three-Five Systems, Inc.
1600 North Desert Drive
Tempe, Arizona 85281
Attn: Chief Financial Officer

A change in mailing address for the foregoing purposes may be made by either Party by giving written notice thereof to the other Party.

(b) Each communication given under this Section 23 shall be deemed to have been given on the date of personal delivery, three (3) business days following deposit thereof with the United States Postal Service (postage prepaid), two (2) business days following delivery of such communication to a commercial overnight delivery service or one (1) business day following facsimile transmission thereof.

24. Governing Law. This Agreement is made under, and shall be governed by and construed in accordance with, the laws of the United States and the internal laws of the State of Delaware, without reference to its principles of conflicts of law.

25. Independent Contractors. The Parties are independent contractors. Each Party shall bear its own costs and expenses incurred in connection with this Agreement. Neither Party has the authority to bind the other to any third party agreement, except as may be mutually agreed to in a separate writing. In no event shall either Party be liable for any debts of the other Party to its customers or its other creditors unless provided for in this Agreement or in a separate writing.

26. Severance. In the event a court of competent jurisdiction finds any provision herein illegal or unenforceable, the illegal or unenforceable provision shall be enforced, if possible, to the greatest extent allowed by law in accordance with the Parties’ intent as reflected by this Agreement. If said provision cannot be enforced, the remainder of the Agreement shall be enforced to the greatest extent possible, and the offending provision shall be treated as though not a part of this Agreement.

27. No Waiver of Rights. Neither failure of either Party to give notice of any breach or indulgence nor waiver of its rights under this Agreement shall affect its position under this Agreement or shall be construed as a waiver of its right to give such notice for any subsequent breach, nor shall any failure to give notice constitute a waiver or release of any breach committed by a Party unless such breach shall be expressly waived in writing.

28. Interpretation. This Agreement shall be interpreted in accordance with its fair meaning, and no provision of this Agreement shall be interpreted for or against either Party hereto because that Party or that Party’s counsel drafted such provision.

29. Attorney’s Fees. In the event that any action is taken to enforce the terms of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney fees and costs.

30. Counterparts. This Agreement may be executed in counterparts. This Agreement may be signed by facsimile, and any facsimile copy shall be treated as an original hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:		MICROTUNE:

THREE-FIVE SYSTEMS, INC.		MICROTUNE, INC.

By:	/s/ Jack L. Saltich	By:	/s/ Albert H. Taddiken
Name:	Jack L. Saltich	Name:	Albert H. Taddiken
Title:	President and Chief Executive Officer	Title:	Chief Operating Officer

TFS:		BUYER:

THREE-FIVE SYSTEMS PACIFIC, INC.		MICROTUNE (TEXAS), L.P.

By: MICROTUNE (GP), L.L.C., its General Partner

By:	/s/ Jack L. Saltich	By:	/s/ Albert H. Taddiken
Name:	Jack L. Saltich	Name:	Albert H. Taddiken
Title:	President and Chief Executive Officer	Title:	Chief Operating Officer

Exhibit A to Asset Purchase Agreement

Termination and Mutual Release

Exhibit A-1

Exhibit B to Asset Purchase Agreement

Bill of Sale

Exhibit B-1

Schedule 1 to Asset Purchase Agreement

Inventory

Schedule 1-1